Exhibit 5.1

Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

July 20, 2021

Board of Directors
AxonPrime Infrastructure Acquisition Corporation
126 E 56th St., 30th Floor
New York, New York 10022

Ladies and Gentlemen:

We are acting as counsel to AxonPrime Infrastructure Acquisition Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (Registration No. 333-257777), and any registration statement referred to in Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”) (individually and collectively, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act, relating to the proposed public offering of up to 17,250,000 units of the Company (the “Units”) (including up to 2,250,000 Units subject to an over-allotment option), each Unit consisting of one share of Class A common stock of the Company (“Class A Common Stock”), par value $0.0001 per share (each such share of Class A Common Stock, a “Share”), and one-third of one redeemable warrant of the Company (each whole warrant, a “Warrant”), each Warrant exercisable for the purchase of one Share. The Units, and the Class A Common Stock and the Warrants, in each case, included as part of the Units, are collectively referred to herein as the “Securities.”  All Units are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company, on the one hand, and Morgan Stanley & Co. LLC, as representative of the several underwriters named in Schedule I to the Underwriting Agreement, on the other hand, the form of which has been filed as Exhibit 1.1 to the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on, (i) as to the opinions given in paragraphs (a) and (b) below, the laws of the State of New York and (ii) as to the opinion given in paragraph (c) below, the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, treaties, rules or regulations.

Board of Directors AxonPrime Infrastructure Acquisition Corporation	- 2 -	July 20, 2021

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) due execution and delivery by the Company of the Underwriting Agreement and the Warrant Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Units pursuant to the terms of the Underwriting Agreement, and (iv) due execution and delivery of the Unit and the Warrant by the Company in accordance with the Underwriting Agreement and the Warrant Agreement, as applicable, upon receipt by the Company of the consideration for the Units specified in the Underwriting Agreement:

(a) the Units will constitute valid and binding obligations of the Company.

(b) the Warrants included in the Units will constitute valid and binding obligations of the Company.

(c) the Shares included in the Units will be validly issued, fully paid and non-assessable.

The opinions expressed in paragraphs (a) and (b) above with respect to the valid and binding nature of obligations are subject to the effects of bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP